Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Supervisory Board of SAP AG:

We consent to the incorporation by reference in the registration statements (Nos. 333-60399, 333-65083, 333-30380, 333-41762, 333-63496, 333-63464, 333-102564, 333-167870 and 333-173782) on Form S-8 of SAP AG of our report dated February 20, 2014, with respect to the consolidated statements of financial position of SAP AG as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of SAP AG.

Mannheim, Germany

March 20, 2014